Exhibit 4.2
CROSS PURCHASE/REDEMPTION AGREEMENT
     THIS AGREEMENT is made and entered into this _15th___day of ___May___, 2005, by and between PETER E. JULIAN, E. RANDALL PORTER, MARK FITZGERALD and WAYNE HAWKINS (collectively, “Members”) and PERFORMANCE HOME BUYERS, LLC, an Ohio limited liability company, having its principal place of business in Ohio (“Company”).
W I T N E S S E T H:
     WHEREAS, there are one thousand common limited liability company ownership units (“Units”) of the Company outstanding and each of the Members own the number of Units of the Company set opposite his respective name:

Name of Member	Number of Units	Percentage
Peter E. Julian	300.00	30.00%
E. Randall Porter	497.50	49.75%
Mark Fitzgerald	65.00	6.50%
Wayne Hawkins	137.50	13.75%

Total	1,000.00	100.00%
     WHEREAS, it is the desire and intention of each of the parties hereto that, in the event of the death or Withdrawal (as defined below) of either of the Members, the remaining Members have control of the Units, and that an agreement as to the terms of the transfer of the Units held by the estate of a deceased Member or withdrawing Member be mutually agreed upon; and
     WHEREAS, it is deemed to be in the bet interest of the Company and the Members to restrict the transfer of the Units held by a Member in such a manner that it shall not find its way into the hands of persons who might be inimical to the best interest of the Company and its business, and to that end, the parties consider it desirable that the Members be given a right of first refusal with respect to the Units of any Member desiring the desire and intention of each of the parties hereto that, in the event of the withdrawal of a Member, the remaining Member may have control of the Units and that an agreement as to the terms of the transfer of the Units held by the estate of any Member be mutually agreed upon; and
     WHEREAS, it is deemed to be in the best interest of the Company and a Member to restrict the transfer of the Units held by the Member in such a manner that it shall not find its way into the hands of persons who might be inimical to the best interest of the Company and its business.

     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, conditions, stipulations and agreements hereinafter contained, the parties do hereby mutually covenant and agree as follows:
     1. Sale of Units. Each of the Members agree to sell and transfer his Units, and purchase the Units of a deceased or withdrawing Member; only in the manner and upon the terms contained in this Agreement.
     2. Purchase and Redemption Options.
          (a) Company Redemption Option. Upon the withdrawal of a Member, as defined herein, the Company shall have the right for a period of twenty (20) days following the date of Withdrawal (“Company’s Election Period”) to redeem all or part of the Units of the withdrawing Member (“Withdrawing Member”) for the price and on the terms and conditions set forth in Sections 3 and 4 herein. The Company shall deliver written notice to the Withdrawing Member or his estate, and to each of the Other Members (as defined below), stating the number or percentage of the Withdrawing Member’s Units the Company elects to redeem or stating that the Company declines to exercise its redemption option (“Company Election Notice”). The closing on any redemption of Units described in this Section 2(a) shall be held at the Company’s principal offices, at such time and date as reasonably selected by the Company, except that such time and date shall be no later than sixty (60) days after the date of delivery to the Withdrawing Member or his estate of the Company Election Notice (“Closing”).
          (b) Other Members’ Purchase Option. If the Company does not elect to purchase all of the Withdrawing Member’s Units, the Members other than the Withdrawing Member (“Other Members”) shall have the right for a period of fifteen (15) days following the expiration of the Company’s Election Period (“Other Members’ Election Period”) to purchase all or part of the Units of the Withdrawing Member which the Company did not elect to redeem, for the price and on the terms and conditions set forth in Sections 3 and 4 herein. To exercise such purchase option, each of the Other Members shall deliver written notice to the Withdrawing Member or his estate, and to each of the Other Members, as to the number or percentage of the Withdrawing Member’s Units such Other Member elects to purchase. In the event more than one (1) Other Member elects to purchase all or part of the Withdrawing Member’s Units, and in the event the electing Other Members, in total, elect to purchase, a number or percentage of Units which is more than the Withdrawing Member owns, then unless the electing Members agree otherwise, each of the electing Other Members shall be entitled to purchase at least a pro rata share (based on the electing Member’s respective ownership percentages) of the Withdrawing Member’s Units. The Closing on any purchase of Units described in this Section 2(b) shall be held at the Company’s principal offices, at such time and date as reasonably selected by the Company, except that such time and date shall be no later than sixty (60) days after the date of delivery to the Withdrawing Member or his estate of the Company Election Notice.

           (c) Failure to Exercise Options. In the event that the Company and the Other Members do not elect to exercise their options to redeem and/or purchase all of the Units of the Withdrawing Member so offered, as provided in this Section 2, then the Units held by the Withdrawing Member or his estate which are not so redeemed or purchased by the Company or the Other Members shall no longer be subject to the terms of this Agreement, and the Withdrawing Member or his estate shall be free to sell or transfer such Units to any person or entity at such price and upon such terms as the Withdrawing Member or his estate shall determine.
          (d) Definition of Withdrawal. “Withdrawal” is defined to be any one of the following:
               (i) death of a Member; or
               (ii) if the Member owns ten percent (10%) or more of the Units, termination of a Member’s employment with the Company for any reason.
     3. Purchase Price. The purchase or redemption price of each Unit shall be determined in the following manner:
          (a) Valuation. The purchase or redemption price of a Unit owned by a Member on any particular date shall be its fair market value as of such date (“Fair Market Value”). The Fair Market Value of a Unit shall be an amount per Unit determined from time to time, but at least annually, by Members owning a majority in interest of the Units. The Fair Market Value of a Unit so determined by the Members shall be noted on Exhibit “A” attached hereto, and shall be binding on all Members for the remainder of such fiscal year and the following fiscal year, unless and until a new Fair Market Value per Unit is so determined by the Members.
          (b) Full Value. It is understood and agreed between the parties hereto that the Fair Market Value determined in accordance with this Section 3 is the full agreed value of each Unit subject to this Agreement and that all assets, both tangible and intangible, if any, as well as all liabilities, including mortgages, liens, or other encumbrances of any kind whatsoever, if any, have been considered in determining the value.
     4. Payment of Purchase Price. The purchase price of the Units of a Member as determined in accordance with Section 3 above, shall be paid in the following manner:
          (a) There shall first be credited against such purchase price the amount of any indebtedness due and payable by the Withdrawing Member to the party or parties acquiring the Units.
          (b) The proceeds of any insurance policy on the Members’ life which are paid to the party or parties acquiring the Units shall be applied in full to the purchase price.

           (c) Any balance of the purchase price shall be paid by the party or parties purchasing said shares in equal monthly installments of principal and all accrued interest over a period of five (5) years beginning on the first day of the month following the date of Closing. Interest shall be computed at the annual rate on the date the note referred to below is executed, adjusted annually on the anniversary date of said note. Such payments shall be evidenced by a negotiable promissory note or notes with all of the terms and conditions for payment specified in this Agreement incorporated therein. Said note(s) shall be delivered to the party selling the Units at the Closing.
          (d) In the event any payment of interest or principal as provided for above shall not be paid when due, then the Withdrawing Member or his estate or heirs, as the case may be, shall have the right to declare the full amount of the balance of said promissory note(s) immediately due and payable without awaiting the maturity of the remaining installments on said note(s).
          (e) The party or parties acquiring the Withdrawing Member’s Units and issuing the promissory note(s) shall have the right to prepay any additional portion or all of the balance of the promissory note(s) with interest computed to the date of payment.
     5. Life Insurance Proceeds. The payment of the purchase or redemption price owed by the Company or an Other Member to the estate of a deceased Member hereunder shall be accelerated to the extent of the balance, if any, of the net proceeds collected by Company or the Other Member under any life insurance policy insuring the Member’s life. Any such payments all first be applied against the last unpaid installment due to the deceased Member or his estate under Section 4 above. Any and all such payments shall be made no later than thirty (30) days after receipt of said insurance proceeds by Company or the Other Member.
     6. Restrictions on Transfer. The Member shall not sell, assign, pledge, or otherwise transfer or encumber in any manner or by any means whatever, any interest in all or any part of his Units of the Company without the prior written consent of the Other Members and the Company; PROVIDED, HOWEVER, that if the consent required by this Section is granted, it shall in no manner relieve the transferring Member of any of his obligations under this Agreement, and the transferee shall accept such Units subject to all the restrictions, terms and conditions contained in this Agreement as if he were a party hereto.
     7. Insurance. The Company may apply to a life insurance company licensed to do business in the State of Ohio so as to maintain policies of insurance on the life of any or all of the Members. Each of the Members agrees to do everything necessary to cause a policy to be issued pursuant to such application.
          (a) The Company shall be the owner of any policy or policies of insurance acquired pursuant to the terms of this Agreement, but no right of ownership shall be exercised unless written notice of the intention to exercise such right is given to the insured Member. The Company shall have custody of all policies acquired pursuant to the terms of this agreement and shall be named as revocable beneficiary of any such policies.
          (b) The Company agrees to pay the premiums on the policies which it owns pursuant to the terms of this Agreement as such premiums fall due and to give proof of such payment to the insured Member within twenty (20) days after the due date of each premium. Upon the failure of the Company to pay a premium when it becomes due, the insured Member shall have the right to pay the premium and to be reimbursed therefor by the Company. The parties hereto authorize any life insurance company to give the insured any information which he/she requests with respect to the policy or policies on his/her life owned by the Company.
          (c) If the shares of the Company increase substantially in value, the Company may purchase additional insurance from a life insurance company authorized to do business in the State of Ohio, unless the Member is not insurable at standard rates at the time such added insurance is required, in order that the insurance proceeds received upon the death of the Member will be adequate to enable the Company to complete the purchase of the shares of the Member under the terms of this Agreement.
          (d) If a Member sells or transfers his shares of Units during his/her lifetime in accordance with the terms of this Agreement, or if this Agreement is terminated for any reason set forth in Section 9 below, the Member shall have the right to purchase the policy or policies upon his life owned by the Company. The purchase price for the policy or policies shall be interpolated terminal reserve value of such policy or policies as of the date of sale, less any existing indebtedness against such policy or policies, plus that portion of the premium or premiums such policy or policies paid prior to the date of sale which covers a period beyond the date of sale. This right of purchase must be exercised by the insured Member within thirty (30) days after the sale of his shares or the termination of this Agreement. Upon the exercise of this right, the insured Member shall deliver the purchase price for the policy or policies on his life to the Company, and the Company shall simultaneously execute and deliver to the Member all the documents which are required to transfer ownership of the policy or policies. If this right of purchase is not exercised within the time prescribed herein, the Company may make whatever disposition of the policy or policies it shall deem proper.
     9. Termination. This Agreement shall terminate upon the occurrence of any of the following events:
          a. Cessation of the Company’s business;
          b. Liquidation and dissolution of the Company; or
          c. Bankruptcy or insolvency of the Company or the appointment of the receiver of the assets of the Company if said appointment is not vacated within sixty (60) days after same becomes effective.

     10. Notices. Any notices required to be served herein shall be deemed served if mailed to a party at the address listed on the Company records by certified mail, return receipt requested. It is the duty of each party to this Agreement to notify all other parties of any change in address in writing, and such change shall be attached to this Agreement.
     11. Binding Effect and Governing Law. This Agreement is the total agreement between the parties concerning the matters contained herein and supercedes any prior redemption, cross purchase, buy/sell and/or transfer restriction agreement between the parties hereto. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors, and assigns. Each Member in furtherance thereof shall execute a Will directing his Executor to perform this Agreement and to execute all documents necessary to effectuate the purposes of this Agreement, but the failure to execute such Will shall not affect the rights of any Member or the obligations of any estate, as provided in this Agreement. This Agreement shall be governed by and construed in accordance with Ohio law.
     12. Common Units. This Agreement only covers and only applies to common limited liability company ownership units of the Company (“Common Units”). As used herein, the term “Units” includes and refers only to such Common Units. The parties hereto agree that this Agreement will cover and apply to all Common Units owned or acquired by a party hereto now or at any time in the future.
     IN WITNESS WHEREOF, the parties hereto have set their hands on the date and year first above written.

COMPANY:

PERFORMANCE HOME BUYERS, LLC

By:	/s/ Peter E. Julian
Title:	Chief Executive Officer

MEMBERS:

/s/ Peter E. Julian

Peter E. Julian

/s/ E. Randall Porter

E. Randall Porter

/s/ Mark Fitzgerald
Mark Fitzgerald

/s/ Wayne Hawkins
Wayne Hawkins

EXHIBIT “A”
FAIR MARKET VALUE PER UNIT
     The undersigned Members, owning a majority in interest of the Units of the Company, hereby agree that the Fair Market Value per Unit is                                          Dollars ($                    ). This Fair Market Value per Unit shall be effective as of the                      day of                     , 20                     and shall be effective for the remainder of such fiscal year and the following fiscal year, unless and until a new Fair Market Value per Unit is so determined by the Members.

Peter E. Julian (427.50 Units)

E. Randall Porter (427.50 Units)

Mark Fitzgerald (45.00 Units)

Wayne Hawkins (100.00 Units)